                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Silicon Valley Research, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         SILICON VALLEY RESEARCH, INC.
                            6360 SAN IGNACIO AVENUE
                               SAN JOSE, CA 95119

                                                                   July 29, 1997

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of SILICON VALLEY RESEARCH, INC. on Thursday, September 4, 1997, at the Company's corporate headquarters, 6360 San Ignacio Avenue, San Jose, California, at 9:00 a.m., Pacific Daylight Time.

     The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed is a copy of the 1997 SILICON VALLEY RESEARCH, INC. Annual Report, which includes audited financial statements and certain other information.

     It is important that you use this opportunity to take part in the affairs of SILICON VALLEY RESEARCH, INC. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

     We look forward to seeing you at the meeting.

                                          Sincerely,
                                          /s/ Robert R. Anderson
                                          Robert R. Anderson
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors

Enclosures

                         SILICON VALLEY RESEARCH, INC.
                            6360 SAN IGNACIO AVENUE
                               SAN JOSE, CA 95119
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                   TO BE HELD ON THURSDAY, SEPTEMBER 4, 1997
                            ------------------------

Dear Shareholders:

     You are invited to attend the Annual Meeting of Shareholders of SILICON VALLEY RESEARCH, INC. (the "Company"), which will be held at 9:00 a.m., Pacific Daylight Time, on Thursday, September 4, 1997, at the Company's corporate headquarters, 6360 San Ignacio Avenue, San Jose, California, for the following purposes:

          1. To elect four directors of the Company to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal.

          2. To amend the Company's Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized from 25,000,000 to 40,000,000.

          3. To approve an amendment to extend the term of the Company's 1988 Stock Option Plan and increase the number of shares authorized to be issued thereunder from 2,745,976 to 3,745,976.

          4. To approve an amendment to the Company's 1990 Directors' Stock Option Plan that increases the number of shares authorized to be issued thereunder from 125,000 to 225,000.

          5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Shareholders of record of the Company's Common Stock at the close of business on July 15, 1997 are entitled notice of, and to vote at, the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Robert R. Anderson
                                          Robert R. Anderson
                                          Chairman

San Jose, California
July 29, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                PROXY STATEMENT

                                 JULY 29, 1997

     The accompanying proxy is solicited on behalf of the Board of Directors of SILICON VALLEY RESEARCH, INC., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on September 4, 1997, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is July 29, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

     Annual Report. An annual report for the fiscal year ended March 31, 1997 is enclosed with this Proxy Statement.

     Voting Securities. Only shareholders of record as of the close of business on July 15, 1997 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 16,764,624 shares of Common Stock of the Company issued and outstanding. Shareholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Shareholders have cumulative voting rights in the election of directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his or her votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate his or her votes. If any shareholder gives such notice, all shareholders may then cumulate their votes. Management is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit shareholders by mail through its regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information as of July 15, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the persons named in the Summary Compensation Table below and
(iv) all executive officers and directors of the Company as a group.

               NAME AND ADDRESS OF BENEFICIAL           AMOUNT AND NATURE OF         PERCENT
                 OWNER OR IDENTITY OF GROUP            BENEFICIAL OWNERSHIP(1)     OF CLASS(2)
        ---------------------------------------------  -----------------------     -----------
        Austin Marxe(3)..............................         4,400,276                23.8
          153 E. 53rd Street, 51st Floor
          New York, NY 10022
        J.F. Shea(4).................................         3,429,851                19.0
          655 Brea Canyon Road
          Walnut, California 91789
        Robert R. Anderson(5)........................         1,371,342                 7.9
          6360 San Ignacio Avenue
          San Jose, California 95119
        Roy L. Rogers(6).............................         1,186,103                 7.0
          2800 Sand Hill Road, Suite 120
          Menlo Park, California 94025
        Minoru Takagi(7).............................            44,270                   *
        Teng-Sheng Moh(8)............................            40,446                   *
        Ching-Chy Wang(9)............................            26,471                   *
        Benjamin Huberman(10)........................            12,406                   *
        Thomas A. Sherby(11).........................            22,166                   *
        Yoshio Nishi(12).............................            10,531                   *
        All executive officers and directors as a
          group(13) (11 persons).....................         2,950,619                16.6
        Former Officers:
        Glenn E. Abood...............................             1,039                   *
        Arthur Monk..................................                 0                   *
        Craig Wentzel................................             2,516                   *

---------------

  *  Less than 1%

 (1) Unless otherwise indicated below, each person or entity named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

 (2) Percentage of ownership is based on 16,764,624 shares of Common Stock outstanding on July 15, 1997.

 (3) Includes 574,713 shares and 574,713 shares subject to warrants exercisable within 60 days of July 15, 1997 held by Special Situations Private Equity Fund, L.P., 1,620,569 shares and 862,069 shares subject to warrants exercisable within 60 days of July 15, 1997 held by Special Situations Fund III, L.P. and 480,856 shares and 287,356 shares subject to warrants exercisable within 60 days of July 15, 1997 held by Special Situations Cayman Fund, L.P. Mr. Marxe is a General Partner of Special Situations Private Equity Fund, L.P., Special Situations Fund III, LP. and Special Situations Cayman Fund, L.P.

 (4) Includes 1,708,168 shares held by J.F. Shea Co., Inc. (of which Mr. Edmund
     H. Shea, Jr. is Vice President) and 472,258 shares held by the E&M RP Trust (of which Mr. Shea is trustee). Also includes 1,249,425 shares subject to warrants exercisable within 60 days of July 15, 1997 held by J.F. Shea Co., Inc.

 (5) Includes 470,956 shares held in trusts of which Mr. Anderson is trustee, including 400,956 shares held by the Robert R. and Sally E. Anderson Trust, 12,500 shares held by the Robert K. Anderson Trust, 12,500 shares held by the Sharon Davidson Trust, 35,000 shares held by the Timothy R. Anderson Trust and 10,000 shares held by the Steven Davidson Trust. Also includes 17,550 shares of which Mr. Anderson disclaims beneficial ownership, including 2,550 shares owned by Sharon Davidson and 15,000 shares owned by Steven Davidson, two of Mr. Anderson's children. Also includes 462,356 shares subject to warrants exercisable within 60 days of July 15, 1997 and 33,124 shares subject to options exercisable within 60 days of July 15, 1997.

 (6) Represents 283,333 shares held by R & W Ventures II (a limited partnership of which Roy L. Rogers serves as a general partner), 645,440 shares and 222,414 shares subject to warrants exercisable within 60 days of July 15, 1997 held by the Rogers Family Trust (of which Roy L. Rogers serves as trustee) and 15,000 shares held by the Roy L. Rogers IRA. Also includes 19,916 shares subject to options exercisable within 60 days of July 15, 1997.

 (7) Includes 44,270 shares subject to options exercisable within 60 days of July 15, 1997.

 (8) Includes 32,446 shares subject to options exercisable within 60 days of July 15, 1997.

 (9) Includes 19,874 shares subject to options exercisable within 60 days of July 15, 1997.

(10) Includes 7,406 shares subject to options exercisable within 60 days of July 15, 1997.

(11) Includes 22,166 shares subject to options exercisable within 60 days of July 15, 1997.

(12) Includes 9,281 shares subject to options exercisable within 60 days of July 15, 1997.

(13) Includes 188,483 shares subject to options exercisable within 60 days of July 15, 1997 and 799,712 shares subject to warrants exercisable within 60 days of July 15, 1997.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected and are qualified. The Bylaws of the Company authorize a flexible number of directors ranging from five to nine. Following the Annual Meeting of Shareholders that will be held on September 4, 1997, there will be one vacancy on the Company's Board of Directors.

     Unless otherwise directed by shareholders, the proxyholders will vote all shares represented by proxies held by them for the election of the following nominees, all of whom are now members of the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve, if elected. In the event that any nominee becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee for the office of director as the Board may recommend. If a quorum is present and voting, the four nominees for director receiving the highest number of votes will be elected directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e. "broker non-votes", will be counted as present for purposes of determining if a quorum is present.

DIRECTORS/NOMINEES

     The names of the nominees to the Board and their respective ages are as follows:

                               NAME                             AGE      DIRECTOR SINCE
        ---------------------------------------------------    -----     ---------------
        Robert R. Anderson(3)..............................     59       January 1994
        Benjamin Huberman(2)...............................     59       October 1995
        Roy L. Rogers(1)(2)................................     62       January 1994
        Thomas A. Sherby(1)................................     63       September 1994

---------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Nominating Committee

     MR. ANDERSON has been Chairman of SVR since January 1994 and Chief Executive Officer since December 1996. Prior to that, Mr. Anderson was Chief Executive Officer from April 1994 until July 1995 and was Chief Financial Officer from September 1994 to November 1995. Mr. Anderson co-founded KLA Instruments Corporation ("KLA"), a supplier of equipment for semiconductor companies, in 1975. He served as Vice-Chairman of the Board of KLA from November 1991 to March 1994 and served as Chairman of the Board of KLA from May 1985 to November 1991. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer of KLA for nine years. Mr. Anderson currently serves as a director of Applied Science & Technology Inc., a supplier of systems components for the semiconductor industry.

     MR. HUBERMAN has been a director of SVR since October 1995. For the past six years, Mr. Huberman has been President of the Huberman Consulting Group in Washington, D.C. He has held numerous governmental positions, including Deputy Director of the White House Office of Science and Technology Policy. He is also a member of the Chief of Naval Operations' Executive Panel and has been Chairman of the Technical Advisory Panel to the U.S. Space Command. He currently serves on the boards of Zycad Corp., an electronic design automation company and Audre Recognition Systems, Inc., a developer of software which is used to convert documents into digital data.

     MR. ROGERS has been a director of SVR since January 1994. For the last ten years, Mr. Rogers has served as a general partner of two venture capital limited partnerships, R & W Ventures I and R & W Ventures II. Previously, for a 15-year period, he held management positions in research, institutional sales and corporate finance at Hambrecht & Quist, an investment banking firm.

     DR. SHERBY has been a director of SVR since September 1994. He has served as the Chief Executive Officer and Chairman of the Board of Directors of Knights Technology, Inc. a supplier of prepackaged software since April 1989. He has over 20 years of management experience in the electronics and computer industries with Fairchild Semiconductor, Dataproducts Corp., a manufacturer of peripheral data processing equipment, and AT & T Global Information Solutions (formerly NCR Corporation), a manufacturer of computers and peripherals.

BOARD MEETINGS AND COMMITTEES

     The Board met seven times during the fiscal year ended March 31, 1997. Each director attended at least 75% of the meetings of the Board and the Committees on which he served during such period.

     Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee recommends engagement of the Company's independent accountants, reviews the scope of the audit, considers comments made by the independent accountants and reviews the non-audit services provided by the Company's independent accountants. The Audit Committee met eleven times during fiscal 1997. At various times during fiscal 1997, John Doyle, Robert Anderson, Thomas A. Sherby and Roy L. Rogers served as members of the Audit Committee. Thomas Sherby and Roy L. Rogers are the current members of the Audit Committee.

     The Compensation Committee reviews and sets the level of cash and other remuneration for the executive officers of the Company, subject to approval by the Board. The Compensation Committee met twice during fiscal 1997. At various times during fiscal 1997, Roy L. Rogers, Thomas Sherby and John Doyle served as members of the Compensation Committee. Roy L. Rogers and Benjamin Huberman are the current members of the Compensation Committee.

     The Nominating Committee searches for and selects new members to fill vacancies on the Board occurring between shareholder meetings and determines which candidates will be presented to the shareholders as nominees for election, subject to approval by the Board. Robert R. Anderson is the current member of the Nominating Committee. The Nominating Committee will consider nominees for director recommended by the shareholders of the Company to the Secretary at the corporate headquarters.

                                 PROPOSAL NO. 2

                AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED
                ARTICLES OF INCORPORATION TO INCREASE THE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK

     The Company's Amended and Restated Articles of Incorporation currently authorize the issuance of up to twenty five million (25,000,000) shares of Common Stock. The Board of Directors proposes that the Amended and Restated Articles of Incorporation be amended to increase the number of shares of Common Stock authorized to forty million (40,000,000) .

     As of July 15, 1997 approximately 16,764,624 shares of the Company's Common Stock were outstanding and approximately 8,054,000 shares of the Company's Common Stock were reserved for issuance upon the exercise of outstanding options and other contingent issuances of the Company's Common Stock. The Board of Directors believes that the Company needs to increase the authorized number of shares of Common Stock in order to continue to issue options to attract and motivate employees, to enable the Company to attract and retain qualified persons to serve as non-employee directors of the Company and to have flexibility to raise capital in the future by issuing shares of its Common Stock. As set forth elsewhere in this Proxy Statement, the Company plans to increase the shares reserved under its Employee Stock Option Plan and the Directors' Stock Option Plan.

     A director and an executive officer/director, in consideration of the Company's private placement of equity securities in April 1997, agreed to not exercise any of their options and/or warrants to purchase shares of the Company's Common Stock, until one of several conditions are met, including such time as the

Company has received shareholder approval and effectively amended its Amended and Restated Articles of Incorporation to increase its authorized shares of Common Stock to cover the issuance of shares of Common Stock upon all other contingent issuances of shares of Common Stock by the Company. Each such officer and director has a personal interest in the proposed amendment to the Amended and Restated Articles of Incorporation.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting of Shareholders, at which a quorum is present and voting either in person or by proxy, is required for approval of the proposals to amend the Amended and Restated Articles of Incorporation to increase the authorized stock. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effects as a negative vote. Broker non-votes will have no effect on the outcome of this vote. The Board believes that the proposed amendment to the Amended and Restated Articles of Incorporation is in the best interests of the shareholders of the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                 PROPOSAL NO. 3

                      AMENDMENT TO 1988 STOCK OPTION PLAN

     The 1988 Stock Option Plan (the "1988 Plan") was adopted by the Board on May 16, 1988 and was approved by the Company's shareholders on August 23, 1988. The 1988 Plan initially provided for the issuance of options to purchase up to 300,000 shares of Common Stock, plus any shares that were or that became available for issuance under the Company's 1984 Employee Stock Option Plan which expired in August 1989. Options to purchase 375,976 shares became available for issuance under the former 1984 Employee Stock Option Plan. An amendment to the 1988 Plan to increase by 320,000 the number of shares reserved for issuance thereunder and to make certain changes required by the California Department of Corporations was approved by the Board on March 22, 1993 and by the Company's shareholders on August 26, 1993. An amendment to the 1988 Plan to increase by 250,000 the number of shares reserved for issuance thereunder was approved by the Board on May 16, 1994 and by the Company's shareholders on September 8, 1994. An amendment to the 1988 Plan to increase by 500,000 the number of shares reserved for issuance thereunder was approved by the Board on July 24, 1995 and by the Company's shareholders on September 6, 1995. An amendment to the 1988 Plan to increase by 1,000,000 the number of shares reserved for issuance thereunder was approved by the Board on May 15, 1996 and by the Company's shareholders on September 19, 1996. Accordingly, a total of 2,745,976 shares have been reserved for issuance under the 1988 Plan and as of July 15, 1997 there were approximately 702,742 shares available for issuance.

     By its terms, the 1988 Plan will expire on May 16, 1998. On June 6, 1997, the Board amended the 1988 Plan, subject to shareholder approval, to extend the term of the plan until May 16, 2008 and to increase the number of shares authorized to be issued thereunder from 2,745,976 to 3,745,976. As of July 15 1997, options to purchase 1,634,665 shares were outstanding under the 1988 Plan, with exercise prices ranging from $0.875 to $8.75, a weighted average exercise price of $1.7401 and expiration dates ranging from April 1, 1998 to June 6, 2007 and 69 persons were eligible to participate in the 1988 Plan.

     A summary of the principal provisions of the 1988 Plan and the proposed amendments thereto is set forth below under "1988 Stock Option Plan."

     The Board of Directors now seeks shareholder approval of the amendment to the Company's 1988 Plan to extend the term of the Plan until May 16, 2008 and increase the number of shares of the Company's Common Stock available for issuance thereunder by 1,000,000 shares from a total of 2,745,976 shares to a total of 3,745,976 shares. The Amendment will enable the Company to continue to grant options under the terms and conditions of the 1988 Plan for an additional ten years. An increase in the number of shares reserved for issuance under the 1988 Plan is needed to enable the Company to continue to grant options to employees in accordance with its existing compensation policies. Management of the Company believes that the ability to grant options to employees is essential to the Company's ability to attract and retain highly qualified employees.

     Since each executive officer of the Company is eligible to participate in the 1988 Plan, each such officer has a personal interest in the proposed amendment to the 1988 Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION.

     The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that the proposed amendment to extend the term of the plan until May 16, 2008 and increase the share reserve of the 1988 Stock Option Plan is in the best interests of the shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO EXTEND THE TERM OF THE 1988 STOCK OPTION PLAN UNTIL MAY 16, 2008 AND INCREASE THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE 1988 STOCK OPTION PLAN BY 1,000,000 SHARES.

                                 PROPOSAL NO. 4

            THE AMENDMENT TO THE 1990 DIRECTORS' STOCK OPTION PLAN.

     The 1990 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board on May 14, 1990 and was approved by the Company's shareholders on July 10, 1990. A total of 75,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. To the extent that any outstanding option under the Directors' Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised become available for future grants under the Directors' Plan. An amendment to the Directors' Plan to increase by 50,000 the number of shares reserved for issuance thereunder was approved by the Board on July 24, 1995 and by the Company's shareholders on September 6, 1995. Accordingly, a total of 125,000 shares have been reserved for issuance under the Directors' Plan and as of July 15, 1997 there were approximately 12,000 shares available for issuance.

     On June 6, 1997, the Board amended the Directors' Plan, subject to shareholder approval, to increase the number of shares authorized to be issued thereunder from 125,000 to 225,000. As of July 15, 1997, options to purchase 103,000 shares were outstanding under the Directors' Plan, with exercise prices ranging from $0.875 to $8.25, a weighted average exercise price of $3.7048 and expiration dates ranging from January 24, 2001 to April 1, 2007.

     A summary of the principal provisions of the Directors' Plan and the proposed amendments thereto is set forth below under "1990 Directors' Stock Option Plan."

     The Board of Directors now seeks shareholder approval of the amendments to the Company's Directors' Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 100,000 shares from a total of 125,000 to a total of 225,000 shares. An increase in the number of shares reserved for issuance under the Directors' Plan is needed to enable the Company to continue to grant options to directors in accordance with its existing compensation policies. Management of the Company believes that the ability to grant options to directors is essential to the Company's ability to attract and retain highly qualified non-employee directors.

     Since each director of the Company is eligible to participate in the Directors' Plan, each such director has a personal interest in the proposed amendment to the Directors' Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that the proposed amendment to increase the share reserve of the 1990 Directors' Stock Option Plan is in the best interests of the shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE 1990 DIRECTORS' PLAN BY 100,000 SHARES.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation paid to the two persons who served as the Company's Chief Executive Officer during fiscal 1997 and the Company's three most highly compensated executive officers who were serving as executive officers at the end of fiscal 1997 whose salary and bonus for fiscal 1997 was at least $100,000 and two other former executive officers whose salary and bonus for fiscal 1997 was at least $100,000 and who would have been among the Company's most highly compensated executive officers, but for the fact that the individuals were not serving as executive officers of the Company at the end of fiscal 1997, for all services in all capacities to the Company during fiscal 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                     ANNUAL                        COMPENSATION
                                                  COMPENSATION               ------------------------
                                       ----------------------------------                 ALL OTHER
                                       FISCAL       SALARY         BONUS     OPTIONS     COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR          ($)         ($)(1)       (#)          ($)(2)
-------------------------------------  ------       -------       -------    -------     ------------
Robert R. Anderson(3)................   1997         50,000             0    250,000              0
  Chairman of the Board                 1996         85,322        85,803     40,000              0
  and Chief Executive Officer           1995          2,000             0          0              0
Minoru Takagi........................   1997        244,311             0     30,000(15)          0
  Vice President of SVR                 1996        260,047(4)          0     20,000              0
  and President of SVR K.K.             1995        271,930(5)          0     12,500              0
Dr. Teng-Sheng Moh(6)................   1997        116,667        12,067     75,000(16)     11,375
  Vice President of Engineering         1996         94,271        37,521     42,500              0
  and Support                           1995         64,795         9,477     12,500              0
Dr. Ching-Chy Wang(7)................   1997        108,024(8)      6,852     77,500(17)      8,613
  Vice President of SVR                 1996         94,167        17,133     20,500              0
  and President of SVR-Asia Pacific     1995         75,000         9,743      3,125              0

Former Officers:
Glenn E. Abood(9)....................   1997        142,500        22,206    450,000(18)     53,675
  Chief Executive Officer               1996        131,415        51,701    250,000         31,408
                                        1995             --            --         --             --
Arthur E.B. Monk(10).................   1997        124,993(11)    11,329     11,000        104,063
  Vice President of Marketing and       1996        121,501        45,303     16,000          9,326
  Corporate Development                 1995         83,689        10,000     50,000          6,248
Craig Wentzel(12)....................   1997        143,063(13)         0     60,500(19)     66,175
  Vice President of Sales               1996         48,709(14)         0     60,500          2,600
                                        1995             --            --         --             --

---------------

 (1) The Executive Officers participated in a Bonus Plan known as the "Management By Objectives" ("MBO") plan. Under this plan bonuses were paid to officers quarterly based, in part, on the officer achieving predetermined goals and, in part, on the profitability of the Company.

 (2) Other Compensation paid to the current executive officers and Mr. Monk comprise car allowances. Amounts paid to Mr. Abood were $47,500 for severance, $25,206 for moving expenses and the remainder for car allowances. Other compensation for Mr. Wentzel was $30,000 for severance, $30,000 for forgiveness of debt and the remainder for car allowances.

 (3) Mr. Anderson became Chairman of SVR in January 1994 and resumed the position of Chief Executive Officer in December 1996. Prior to that, Mr. Anderson was Chief Executive Officer from April 1994 until July 1995 and Chief Financial Officer from September 1994 to November 1995.

 (4) Represents a base salary of $211,449 and commissions in the amount of $48,598.

 (5) Represents a base salary of $197,348 and commissions in the amount of $74,582.

 (6) Dr. Teng-Sheng Moh joined SVR as Senior Technologist in June 1994, was named Director of Engineering in June 1995 and was named Vice President of Engineering in November 1995. Dr. Moh has over 11 years experience in EDA research and development.

 (7) Dr. Ching-Chy Wang joined SVR in June 1994 as Principle Technologist and was named Vice President of SVR and President of SVR Asia Pacific in February 1996.

 (8) Represents a base salary of $105,567 and commissions in the amount of $2,457.

 (9) Mr. Abood became Chief Executive Officer in July 1995 and terminated December 1996. See also "Employment Agreements and Change-in-Control Arrangements," later herein.

(10) Mr. Monk joined the Company as Vice President of Marketing in July 1994, was named Vice President of Corporate Development in February 1995, was named Vice President of Marketing and Corporate Development in April 1996 and terminated October 1996.

(11) Represents a base salary of $99,000 and commissions in the amount of $25,993.

(12) Mr. Wentzel joined the Company as Vice President of Eastern Area Sales in December 1995; became Vice President of Sales in April 1996 and terminated January 1997.

(13) Represents a base salary of $90,000 and commissions in the amount of $53,063.

(14) Represents a base salary of $40,000 and commissions in the amount of $8,709.

(15) Includes options for 20,000 shares which were repriced on November 21, 1996, which amended options granted in fiscal 1996.

(16) Includes options for 55,000 shares which were repriced on November 21, 1996, which amended options granted in fiscal 1995, 1996 and 1997.

(17) Includes options for 35,500 shares which were repriced on November 21, 1996, which amended options granted in fiscal 1996 and 1997.

(18) Includes options for 350,000 shares which were repriced on November 21, 1996, which amended options granted in fiscal 1996 and 1997.

(19) Includes options for 60,500 shares which were repriced on November 21, 1996, which amended options granted in fiscal 1996.

     The following table sets forth certain information regarding individual grants of stock options pursuant to the Company's 1988 Stock Option Plan during fiscal 1997 to each of the persons named in the Summary Compensation Table above.
                          OPTION GRANTS IN FISCAL 1997

                                                                                             POTENTIAL REALIZED
                                                                                              VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                                                     PERCENT OF                                 STOCK PRICE
                                          OPTIONS   TOTAL OPTIONS                             APPRECIATION FOR
                                          GRANTED    GRANTED TO     EXERCISE                  OPTION TERM (1)
                                          (SHARES)  EMPLOYEES IN    PRICE      EXPIRATION   --------------------
                                          (#)(2)     FISCAL 1997    ($/SH)(3)  DATE (4)        5%         10%
                                          -------   -------------   ------     ---------    --------    --------
Robert R. Anderson......................  250,000         10%       1.3125       2/19/07     206,719     521,719
Minoru Takagi...........................   10,000          *        1.3125       2/19/07       8,269      20,869
                                            7,500          *        2.5000(5)    2/27/06      11,813      29,813
                                           12,500          *        2.5000(5)    4/03/05      19,688      49,688
Teng-Sheng Moh..........................   10,000          *        1.3125       2/19/07       8,269      20,869
                                           10,000          *        4.7500       8/01/06      29,925      75,525
                                           10,000          *        2.5000(5)    8/01/06      15,750      39,750
                                            5,000          *        2.5000(5)    2/27/06       7,875      19,875
                                           25,000          1%       2.5000(5)   11/22/05      39,375      99,375
                                           12,500          *        2.5000(5)    6/01/05      19,688      49,688
                                            2,500          *        2.5000(5)   10/17/04       3,938       9,938
Ching-Chy Wang..........................   27,000          1%       1.3125       2/19/07      22,326      56,346
                                           15,000          *        6.7500       7/01/06      63,788     160,988
                                           15,000          *        2.5000(5)    7/01/06      23,625      59,625
                                            3,000          *        2.5000(5)    2/27/06       4,725      11,925
                                           15,000          *        2.5000(5)    2/13/06      23,625      59,625
                                            2,500          *        2.5000(5)    6/01/05       3,938       9,938
Former Officers:
Glenn E. Abood..........................  100,000          4%       4.5000       4/01/06     283,500     715,500
                                          100,000          4%       2.5000(5)    4/01/06     157,500     397,500
                                          250,000         10%       2.5000(5)    5/10/05     393,750     993,750
Arthur E.B. Monk........................    6,000          *        4.7500       2/27/06      17,955      45,315
                                            5,000          *        4.8750       2/13/06      15,357      38,757
Craig Wentzel...........................    5,500          *        2.5000(5)    2/27/06       8,663      21,863
                                            5,000          *        2.5000(5)    2/13/06       7,875      19,875
                                           50,000          2%       2.5000(5)   11/27/05      78,750     198,750

---------------

*less than 1%
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only based on Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions and the individual option holder's continued employment through the vesting period.
(2) Unless otherwise indicated, all options were granted under the Company's 1988 Stock Option Plan. Options become exercisable as the underlying shares vest. Generally, 20% of the shares subject to an option vest one year after the date of grant, and the remaining shares vest in equal monthly installments over the following four years. The Board retains discretion to modify the terms (including the price) of outstanding options granted under the 1988 Stock Option Plan. See also "Employment Agreements and Change-in-Control Arrangements."
(3) All of these options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, except those noted as having been amended, see footnote (5) below.
(4) The expiration date is the earlier to occur of six years after the options have become fully vested or ten years after the date of grant. These options vest over five years, 20% the first year, plus 1/60 per month over the next four years.
(5) On November 21, 1996, the Compensation Committee of the Board of Directors approved an offer to all employees permitting an election to amend options with exercise prices in excess of $2.50 to change the exercise price to the fair market value of the Company's Common Stock on that date, which was $2.50, with continuation of the existing vesting schedule. These options were amended.

     The following table sets forth certain information concerning the number and value at March 31, 1997 of unexercised options held by each of the persons named in the Summary Compensation Table.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF SECURITIES                VALUE OF
                                                                UNDERLYING UNEXERCISED          UNEXERCISED IN-THE-
                                                                   OPTIONS AT FISCAL             MONEY OPTIONS AT
                                    SHARES                           YEAR END (#)             FISCAL YEAR END ($)(1)
                                  ACQUIRED ON      VALUE      ---------------------------   ---------------------------
              NAME                EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Robert R. Anderson                        0             --       27,082        272,918            --             --
Minoru Takagi                             0             --       38,904         27,346            --             --
Teng-Sheng Moh                            0             --       23,540         51,460            --             --
Ching-Chy Wang                            0             --       11,435         60,440            --             --
Former Officers:
Glenn E. Abood                            0             --            0        350,000            --             --
Arthur E.B. Monk                     28,125      20,859.38            0         37,875            --             --
Craig Wentzel                             0             --       18,766         41,734            --             --

---------------

(1) The exercise prices of these stock options were above the market price of the Company's Common Stock on March 31, 1997. The average of the high and low market price as of March 31, 1997 was $1.125.

     The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer.

                           TEN-YEAR OPTION REPRICING

                                                                                                    LENGTH OF
                                       NUMBER OF     MARKET PRICE                                  OPTION TERM
                                      UNDERLYING     OF STOCK AT     EXERCISE PRICE                REMAINING AT
                                        OPTIONS        TIME OF         AT TIME OF        NEW         DATE OF
                         REPRICING    REPRICED OR    REPRICING OR     REPRICING OR     EXERCISE    REPRICING OR
         NAME              DATE       AMENDED(#)     AMENDMENT($)     AMENDMENT($)     PRICE($)    AMENDMENT(1)
-----------------------  ---------    -----------    ------------    --------------    --------    ------------
Minoru Takagi             11/21/96       12,500         2.5000           3.4376         2.5000      100 months
                          11/21/96        7,500         2.5000           4.7500         2.5000      111 months
Teng-Sheng Moh            11/21/96        2,500         2.5000           3.2500         2.5000       95 months
                          11/21/96       12,500         2.5000           5.0000         2.5000      103 months
                          11/21/96       25,000         2.5000           6.7500         2.5000      108 months
                          11/21/96        5,000         2.5000           4.7500         2.5000      111 months
                          11/21/96       10,000         2.5000           4.7500         2.5000      116 months
Ching-Chy Wang            11/21/96        2,500         2.5000           5.0000         2.5000      103 months
                          11/21/96       15,000         2.5000           4.8750         2.5000      111 months
                          11/21/96        3,000         2.5000           4.7500         2.5000      111 months
                          11/21/96       15,000         2.5000           6.7500         2.5000      115 months
Warren Wong               11/21/96       75,000         2.5000           4.3200         2.5000      119 months
Former Officers:
Glenn E. Abood            11/21/96      250,000         2.5000           3.1250         2.5000      102 months
                          11/21/96      100,000         2.5000           4.5000         2.5000      112 months
Cheryl Billings           11/21/96        6,000         2.5000           2.7500         2.5000       78 months
                          11/21/96        7,500         2.5000           5.0000         2.5000      103 months
                          11/21/96       10,000         2.5000           4.8750         2.5000      111 months
                          11/21/96        4,500         2.5000           4.7500         2.5000      111 months
                          11/21/96       13,726         2.5000           5.1250         2.5000      118 months
                          11/21/96       15,000         2.5000           4.2510         2.5000      117 months
Gopi Ganapathy            11/21/96      100,000         2.5000           4.2510         2.5000      117 months
Craig Wentzel             11/21/96       50,000         2.5000           7.5000         2.5000      108 months
                          11/21/96        5,000         2.5000           4.8750         2.5000      111 months
                          11/21/96        5,500         2.5000           4.7500         2.5000      111 months

---------------

(1) Repriced options continue to vest on the same schedule as the original option, which is generally a five year vesting schedule with 20% vested one year after original grant date and 1/60 vested monthly for the remaining four years.

DIRECTOR COMPENSATION

     Mr. Anderson received $50,000 for serving as an officer and no fee for serving as a director. Mr. Anderson received options as set forth above under "Option Grants in Fiscal 1997". Mr. Abood received $218,381 for serving as an officer and no fee for serving as a director during the portion of the year he was employed by the Company (see notes to Summary Compensation Table). Mr. Abood received options as set forth above under "Option Grants in Fiscal 1997". Officer Directors (defined below) receive no fee for serving as directors. Effective April 1, 1995, Investor Directors (as defined below) are paid a retainer of $6,000 per year, $500 for each Board meeting attended and $250 for each Committee meeting attended; and Outside Directors (as defined below) are paid a retainer of $8,000 per year, $1,000 for each Board Meeting attended and $500 for each Committee meeting attended. Each of the Company's non-employee directors is eligible to receive options under the Company's 1990 Directors' Stock Option Plan, the terms of which are described below under "1990 Directors' Stock Option Plan."

CERTAIN TRANSACTIONS

     In January 1994, the Company issued to Robert R. Anderson, for $25,000, a warrant to purchase 125,000 shares of the Company's Common Stock at $0.88 per share. This warrant expires on January 20, 1999.

     The subordinated debt which was issued in September 1994, under an agreement with certain investors, required quarterly payments of interest at 7 1/2% and was subordinated to all indebtedness of the Company to banks, insurance companies, factors or other lending or financial institutions regularly engaged in the business of lending money, and was due in September 1996. One of the investors was a 5% shareholder, J. F. Shea, and two, Robert R. Anderson and Roy L. Rogers, were directors of the Company. The investors also purchased warrants for $52,000 in cash entitling them to purchase 258,333 shares of unregistered Common Stock of the Company at a price of $1.50 per share at any time prior to September 1, 1999. This subordinated debt was paid in full by the Company in February 1996.

     On April 16, 1997 the Company completed a private placement of units comprising 4,517,242 shares of Common Stock and warrants to purchase an additional 4,517,242 shares of Common Stock at $1.31 per share through April 15, 2000. Four of the investors are 5% shareholders and participated in the offering, as follows:

     Austin W. Marxe purchased 574,713 shares and 574,713 shares subject to warrants held by Special Situation Private Equity Fund, L.P., 862,069 shares and 862,069 shares subject to warrants held by Special Situation Fund III, L.P. and 287,356 shares and 287,356 shares subject to warrants held by Special Situations Cayman Fund, L.P. Mr. Marxe is a General Partner of Special Situations Equity Fund, L.P., Special Situation Fund III, L.P. and Special Situations Cayman Fund, L.P.

     J.F. Shea Co., Inc. purchased 1,149,425 shares and 1,149,425 shares subject to warrants.

     Robert R. Anderson, an officer and director of the Company, purchased 287,356 shares and 287,356 shares subject to warrants.

     Roy L. Rogers, a director of the Company, purchased 172,414 shares and 172,414 shares subject to warrants for the Rogers Family Trust.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Under the Company's 1988 Stock Option Plan, in the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, a transaction or series of transactions in which 50% or more of the then outstanding voting stock is sold or otherwise transferred to a single transferee or group of related transferees, or the sale of all or substantially all of the assets of the Company, any or all outstanding options may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all optionees. In the alternative, the successor corporation may substitute equivalent options or provide substantially similar consideration to optionees as was provided to shareholders (after taking into account the existing provisions of the options). The successor corporation may also issue, in place of outstanding shares of the Company held by the optionee, substantially similar shares or other property subject to repurchase restrictions no less favorable to the optionee.

     Under the Company's Directors' Plan, in the event of a Transfer of Control (as defined in the Directors' Plan) of the Company, any unexercisable or unvested portion of outstanding options will be immediately exercisable and vested in full as of the date 10 days prior to the date of the Transfer of Control. In addition, the Board of Directors of the Company, in its sole discretion, may arrange for the acquiring corporation to either assume the Company's rights and obligations under outstanding options or substitute substantially equivalent options for the acquiring corporation's stock for outstanding options. Any options which are neither assumed or substituted by the acquiring corporation in connection with the Transfer of Control, nor exercised as of the date of the Transfer of Control, will terminate and cease to be outstanding as of the date of the Transfer of Control.

     In December 1996, Mr. Abood was removed from his position as Chief Executive Officer. In October 1995, the Company entered into an employment agreement with Mr. Abood pursuant to which Mr. Abood received monthly severance payments at his final salary rate for six months following his termination. Pursuant to the agreement, the Company had advanced Mr. Abood $100,000 as a three year forgivable loan bearing interest at 5.9% per annum (one third of the principal and all accrued interest on such loan was forgiven annually beginning on the first anniversary of the loan, October 15, 1996). Additionally, the contract provided for approximately $32,000 in reimbursement of relocation expenses. Pursuant to the agreement, Mr. Abood was granted an option to purchase 250,000 shares of the Company's Common Stock at the fair market value on date of grant. The agreement provided that Mr. Abood would receive stock option grants to purchase 50,000 shares at the fair market value on the date of grant on each of the first and second anniversaries of Mr. Abood's employment with the Company. On April 8, 1996, the Compensation Committee of the Board of Directors granted Mr. Abood a stock option for 100,000 shares pursuant to Mr. Abood's employment contract. All of Mr. Abood's stock options have subsequently expired unexercised.

INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's Board of Directors approved a change in the Company's independent accountants for the fiscal year ending March 31, 1996, from Coopers & Lybrand L.L.P. to Price Waterhouse LLP on March 29, 1996, based on the recommendation of the Audit Committee of the Board of Directors. The former accountants neither resigned nor declined to stand for reelection. The Registrant's Audit Committee and Board of Directors determined that sound business practice suggested that it would be appropriate to consider periodically whether the Registrant would be able to reduce its overall accounting costs, while maintaining or enhancing the efficiency of the audit process, by seeking competitive proposals on its accounting work. After reviewing the proposals received (including a fee quote from its former accountants), the Audit Committee recommended to the full Board that the Registrant change accounting firms.

     During the interim period from April 1, 1995 through March 29, 1996, there were no disagreements between the Company and Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Coopers & Lybrand L.L.P. would have caused it to make reference to the subject matter of the disagreement in connection with its report. No "reportable event" described in Item 304 of Regulation S-B (during such period of time the Company was a small business issuer reporting under Regulation S-B) has occurred within the period from April 1, 1995 through March 29, 1996.

     The Company did not consult with Price Waterhouse LLP during the period from April 1, 1995 through March 29, 1996, on any matter which was the subject of any disagreement or any reportable event or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     Members of the firm of Price Waterhouse LLP, the Company's principal accountant for the current fiscal year, and for the most recently completed fiscal year, are invited to the shareholders' meeting and are expected to attend. They will have an opportunity, if they so desire, to make a statement and will be available to respond to appropriate questions, if any there be.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all reports they file under Section 16(a).

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representation that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during the fiscal year ended March 31, 1997.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee (The "Committee") of the Board of Directors is comprised of two nonemployee directors; Roy L. Rogers and Benjamin Huberman.

COMPENSATION COMMITTEE POLICY

     The Committee establishes base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company at, or about, the beginning of each fiscal year. The Committee acts on behalf of the Board of Directors to establish the general compensation policy of the company for all executive officers of the Company. The Committee administers the equity incentive plans, including the Company's 1988 Stock Option Plan and the Bonus Plan for executive officers. The Committee believes that the compensation of the CEO and the other executive officers should be commensurate with Company performance and the individual executive's performance. The Committee also believes that such compensation should be competitive with the compensation executive officers receive at similar companies for similar services. In this way, the Company will be able to attract and retain competent executive talent. Consistent with this policy, a designated portion of the compensation of each executive officer is contingent upon corporate performance and the executive's performance. Equity incentives for executive officers are provided through the granting of stock options under the Company's 1988 Stock Option Plan. During the formal Committee meetings in fiscal year 1997, all discussions regarding compensation of the then CEO, Glenn Abood, were held without his attendance. None of the other executive officers of the Company were present during the discussions regarding their compensation. Robert R. Anderson resumed the role of Chief Executive Officer of the Company in December 1996, subsequent to the meeting of the Committee for fiscal year 1997. His salary did not increase as a result of his resuming the position of Chief Executive Officer. However, he was granted 250,000 stock options under the Company's 1988 Stock Option Plan.

     In determining the executive officers' salaries, incentive compensation, and stock option grants, the Committee makes reference to the Radford Survey of competitive salaries in the technology sector for similar positions, informal surveys and inquiries, which may be conducted by the Company from time to time, and the Committee members' own knowledge and familiarity with competitive compensation rates of executive officers within the electronics industry.

     In preparing the performance graph for this Proxy Statement, The Company has selected the Standard & Poors' High Technology Composite Index (The "S&P High Technology Index"). The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent.

FISCAL YEAR 1997 EXECUTIVE COMPENSATION

     Base Salary. The base salaries of the executive officers for fiscal year 1997 were set by the Committee in April of 1996. The Committee set these salaries on the basis of personal performance and the levels it believes are comparable with other companies that compete for similar executive talent and intends to compensate executive officers at the middle of the range of employees of similar rank. The executive officers also qualify for and enjoy the standard benefits that are available to full-time employees of the Company including participation in a 401(k) plan.

     Bonus Plan. This plan was established, and is administered, to encourage personal performance and enhance overall company performance. The bonus is paid quarterly and is based on the Company's profit and revenue goals (one half of which is based on achievement of the annual revenue goal and one half of which is based on achievement of the quarterly profit goal). The maximum potential bonus payment for each executive officer who is a vice president is up to 35% (25% for executive officers who are not vice presidents) of his or her annual base salary if all goals are achieved and lower amounts are payable for partial achievement of goals. This plan was in effect throughout fiscal year 1997 and bonuses were paid to all executive officers, except the Vice President of Sales, who does not participate in this plan but participates in an incentive-driven commission plan not administered by the Committee. The Committee believes that the Company's bonus plan is instrumental in encouraging top performance from its executive officers.

     Stock Options. Stock options are granted to executive officers when they first join the Company, in connection with a significant increase in responsibility, or to attain equality with a peer group. The Committee may grant additional stock options to executive officers to continue to retain such executives and provide incentives. The size of the option grants are determined based on expected future performance, existing options held by each optionee and other employees of similar rank and past performance. Generally, stock options become exercisable as they vest at a price that is equal to the fair market value of the Company's common stock on the date of grant. Generally, stock options vest over a five-year period and are contingent on the continued employment of the executive officer with the Company. At the beginning of fiscal year 1997, the Committee granted incentive stock options to two then executive officers. During fiscal year 1997, the Committee granted stock options to three new executive officers as an incentive to join the Company; and stock options were granted to three employees who were promoted to executive officers. Additional stock options were granted by the Committee during fiscal year 1997 as incentives to six executive officers.

FISCAL YEAR 1997 CEO COMPENSATION

     Mr. Anderson agreed to resume the position of Chief Executive Officer in December 1996, receiving stock options for 250,000 shares. Until the Company becomes profitable, Mr. Anderson agreed to continue his annual salary of $50,000, which he received as a part-time officer of the Company.

     Mr. Abood became the President and CEO of the Company in July 1995. The Company and Mr. Abood entered into an employment agreement following arms-length negotiations. Under this agreement, Mr. Abood was entitled to an annual salary of $175,000, participation in the Company's employment benefit plans, and annual incentive compensation payments. Pursuant to this employment agreement, Mr. Abood was also granted stock options. See "Employment Agreements and Change-in-Control Agreements" for a description of the terms of Mr. Abood's employment agreement. In December 1996, Mr. Abood was removed from his position as Chief Executive Officer.

TAX LIMITATION

     Section 162(m) of the Internal Revenue Code limits deductions for compensation paid to certain executive officers to the extent that such compensation exceeds $1 million per officer in any year. An exemption from the
Section 162(m) limit exists for "performance-based" compensation. Compensation recognized by an executive officer when he or she exercises an outstanding option under the 1988 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the Section 162(m) $1 million limitation. The Company did not pay any nondeductible compensation to any of its executive officers in fiscal year 1997. Since it is not expected that the cash compensation to be paid to the Company's executive officers for fiscal year 1998 will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million upper limit.

                                          Compensation Committee
                                          Roy L. Rogers
                                          Benjamin Huberman

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS

     In November 1996, the Compensation Committee considered the options held by the Company's executive officers and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Company's Amended 1988 Stock Option Plan (the "Option Plan") having exercise prices well above the recent historical trading prices of the Common Stock. The Committee was advised by management that management believed employee turnover was likely to increase, in part, because a substantial component of their compensation was comprised of options with exercise prices well above the then current trading price, making such compensation less attractive than compensation offered by other companies in the same geographic location granting options offering greater opportunity for appreciation.

     The Committee believed that (i) the Company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical and managerial personnel, (ii) that competition for such personnel would be intense, (iii) that the loss of key employees could have a significant adverse impact on the Company's business, and (iv) that it would be important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its stockholders. The Committee considered granting new options to existing employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders. Considering these factors, the Committee determined it to be in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by amending stock options under the Option Plan, at the optionee's election, to change the exercise price to the current market value of the Company's Common Stock.

     Accordingly, in November 1996, the Committee approved an offer to all employees of the Company, including executive officers, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to the current trading price. Options for 1,182,165 shares with exercise prices ranging from $2.5625 to $8.8750 were exchanged for options for an equal number of shares at an exercise price of $2.50, the fair market value of the Company's Common Stock on November 21, 1996, the date of the Committee's approval of the repricing. See EXECUTIVE COMPENSATION AND OTHER MATTERS -- "Ten-Year Option Repricings" table for further information concerning the repricing.

     In July 1997, as a result of the continued decline in the price of the Company's Common Stock, the Compensation Committee reviewed the options held by the Company's executive officers and employees and the fact that a substantial number of stock options granted pursuant to the 1988 Plan, including those repriced in November 1996, had exercise prices well above the recent historical trading prices of the Common Stock. The Committee was advised by management that management believed employee turnover was likely to increase because the employees held options with exercise prices significantly higher than the then current trading price of the Company's Common Stock.

     The Committee again considered all of the factors it had considered in connection with the repricing in November 1996, as well as the reduction of approximately ten percent of the Company's work force in July 1997 related to the change in the Company's strategy and the need to retain and motivate its employees during this transition period. The Committee determined it to be in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under the 1988 Plan at the optionee's election, with exercise prices equal to current market value. The Committee decided that vesting on the exchanged options should continue in accordance with the vesting schedule of the forfeited options.

     Accordingly, in July 1997, the Committee approved an offer to all employees of the Company, including executive officers, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to the current trading price, with vesting continuing in accordance with the vesting schedule of the forfeited option. Optionees who participate in the exchange receive a lower exercise price on their exchanged options, subject to a restriction on the exercise of such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors was formed on January 23, 1995. The members of the Compensation Committee were Mr. Rogers and Mr. Sherby. On August 30, 1996, Mr. Sherby resigned from the Compensation Committee and Mr. Doyle was appointed to the Compensation Committee by the Board of Directors. Neither of these persons was at any time during fiscal year 1997, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee, except that Mr. Anderson serves as a member of the Board of Directors of Knights Technology, Inc., a privately held company, which Mr. Sherby serves as CEO and Chairman.

PERFORMANCE MEASUREMENT COMPARISON

     The following graph shows the total shareholder return of an investment of $100 in cash on March 31, 1992 for (i) the Company's Common Stock, (ii) the Standard & Poor's 500 Composite Index (the "S&P 500") and (iii) the S&P High Technology Index (the "S&P HTC"). All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG SILICON VALLEY RESEARCH, INC., THE S&P 500 INDEX
                     AND THE S&P HIGH TECH COMPOSITE INDEX

        MEASUREMENT PERIOD            SILICON VALLEY                           S&P HIGH TECH
      (FISCAL YEAR COVERED)           RESEARCH, INC.          S&P 500            COMPOSITE
3/92                                               100                 100                 100
3/93                                               124                 115                 110
3/94                                                61                 117                 130
3/95                                               186                 134                 165
3/96                                               249                 177                 223
3/97                                                62                 212                 301

---------------

* The graph above assumes $100 invested on March 31, 1992 in stock or index -- including reinvestment of dividends, calculated as of each fiscal year ending March 31. The graph above was plotted using the following data:

 MEASUREMENT PERIOD       SILICON VALLEY                 S&P HIGH TECH
(FISCAL YEAR COVERED)     RESEARCH, INC.     S&P 500       COMPOSITE
---------------------     --------------     -------     -------------
         3/92                  $100           $ 100          $ 100
         3/93                   124             115            110
         3/94                    61             117            130
         3/95                   186             134            165
         3/96                   249             177            223
         3/97                    62             212            301

CHANGES TO BENEFIT PLAN

     The Company has proposed an amendment to increase the number of shares available for issuance under the Company's 1990 Directors' Stock Option Plan from 125,000 to 225,000. Only non-employee directors of the Company are eligible to participate in the Directors' Plan. During fiscal 1998, options granted to all outside directors as a group are expected to total 9,000 shares. Exercise prices are based upon the fair market value on the date of grant.

                             1988 STOCK OPTION PLAN

     Set forth below is a summary of the principal features of the 1988 Plan, which summary is qualified in its entirety by reference to the terms and conditions of the 1988 Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail, a copy of the 1988 Plan. Any such request should be delivered as follows: Secretary, Silicon Valley Research, Inc., 6360 San Ignacio Avenue, San Jose, CA 95119.

SUMMARY OF THE PROVISIONS OF THE 1988 PLAN

     General. The 1988 Plan was adopted by the Board on May 16, 1988 and was approved by the Company's shareholders on August 23, 1988. By its terms, the 1988 Plan will expire on May 16, 1998. As adopted, the 1988 Plan provided for the issuance of options to purchase up to 300,000 shares of Common Stock, plus any shares that were or that became available for issuance under the Company's 1984 Employee Stock Option Plan which expired in August 1989. Options to purchase 375,976 shares became available for issuance under the former 1984 Employee Stock Option Plan. An amendment to the 1988 Plan to increase by 320,000 the number of shares reserved for issuance thereunder and to make certain changes required by the California Department of Corporations was approved by the Board on March 22, 1993 and by the Company's shareholders on August 26, 1993. An amendment to the 1988 Plan to increase by 250,000 the number of shares reserved for issuance thereunder was approved by the Board on May 16, 1994 and by the Company's shareholders on September 8, 1994. An amendment to the 1988 Plan to increase by 500,000 the number of shares reserved for issuance thereunder was approved by the Board on July 24, 1995 and by the Company's shareholders on September 6, 1995. An amendment to the 1988 Plan to increase by 1,000,000 the number of shares reserved for issuance thereunder was approved by the Board on May 15, 1996 and by the Company's shareholders on September 19, 1996. Accordingly, a total of 2,745,976 shares have been reserved for issuance under the 1988 Plan and as of July 15, 1997, there were approximately 702,742 shares available for issuance (without taking into account the proposed share reserve increase).

     On June 6, 1997, the Board amended the 1988 Plan, subject to shareholder approval, to extend the term of the plan until May 16, 2008 and increase the number of shares authorized to be issued thereunder from 2,745,976 to 3,745,976. As of July 15, 1997, options to purchase 1,634,665 shares were outstanding under the 1988 Plan, with exercise prices ranging from $0.875 to $8.75, a weighted average exercise price of $1.7401, and expiration dates ranging from April 1, 1998 to June 6, 2007 and 69 persons were eligible to participate in the 1988 Plan.

     Eligibility. Options may be granted under the 1988 Plan to employees, officers, directors who are also employees, consultants, independent contractors and advisers of the Company, or of any parent, subsidiary or affiliate of the Company. Options granted under the 1988 Plan may be incentive stock options ("ISOs") within the meaning of section 422(b) of the Code or non-qualified stock options ("NQSOs"); however, only employees (including officers and directors who are also employees) of the Company, or a parent or subsidiary of the Company, may be granted ISOs. No person may be granted options under the 1988 Plan to purchase in excess of 250,000 shares in any fiscal year.

     Administration. The 1988 Plan may be administered by the Board or by a committee appointed by the Board. The Board or committee has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 1988 Plan.

     Terms and Conditions of Options. Each option granted under the 1988 Plan is evidenced by a written stock option grant between the Company and the optionee, specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1988 Plan. The exercise price of an option granted under the 1988 Plan must be at least 100% of the fair market value of the Company's Common Stock on the date of grant, except that for the grant of an option to a person holding 10% or more of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a "10% Shareholder") the exercise price must be at least 110% of the fair market value of the Company's Common Stock on the date of grant. As of July 15, 1997, the closing price the Company's Common Stock was $0.8125.

     Options granted under the 1988 Plan will become exercisable and vested at such times as specified by the Board or committee. Generally, options granted under the 1988 Plan become exercisable as the underlying shares vest. Generally, 20% of the shares subject to an option vest one year after the date of grant and the remaining shares in equal monthly installments over the following four years, subject to the optionee's continued employment or service. The maximum term of options granted under the Option Plan is ten years (except in the case of an option granted to a 10% shareholder, which must be exercised within five years of the date of grant). Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     Upon the termination of employment of an optionee for any reason other than death or disability, the optionee's option may be exercised to the extent (and only to the extent) that it was exercisable by the optionee on the date of termination, within three months of the date of termination or such shorter period as specified in the stock option grant. If the termination is due to the death or disability of an optionee, this exercise period is extended to 12 months from the date of termination, or such shorter period as specified in the stock option grant.

FEDERAL INCOME TAX INFORMATION

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the 1988 Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

     ISOs. The optionee will recognize no income upon the grant of an ISO and incur no tax on its exercise (unless the optionee is subject to the alternative minimum tax (the "AMT") described below). If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for at least one year after the date the option was exercised and for at least two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income) upon the disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

     If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the difference between the fair market value of the ISO Shares on the date of exercise and the option exercise price will be treated as ordinary income. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the Company for federal income tax purposes.

     Alternative Minimum Tax. Generally, the difference between the fair market value of stock purchased by an exercise of an ISO (generally measured as of the date of exercise) and the amount paid for that stock upon exercise of an ISO is an adjustment to income for purposes of calculating the AMT (which is imposed only to the extent that it exceeds the taxpayer's regular tax). Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the AMT income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the AMT.

     NQSOs. An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the optionee will include in income, as compensation, an amount equal to the difference between the fair market value of the shares on the date of exercise (in most cases) and the optionee's purchase price. The included amount will be treated as ordinary income by the optionee and may be subject to income and employment tax withholding by the Company (either by payment in cash by the optionee or withholding from the optionee's salary) if the optionee is an employee or former employee. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. The Company will generally be entitled to a deduction to the extent that the optionee recognizes ordinary income upon the exercise of a NQSO and the Company satisfies any applicable withholding and reporting requirements.

PROPOSED AMENDMENT

     The amendment to the 1988 Plan, if approved by the required vote of the shareholders of the Company at the Meeting, will extend the term of the plan to May 16, 2008 and increase the number of shares of the Company's Common Stock that may be issued under the 1988 Plan from 2,745,976 to 3,745,976.

                       1990 DIRECTORS' STOCK OPTION PLAN

     Set forth below is a summary of the principal features of the Directors' Plan, as amended, which summary is qualified in its entirety by reference to the terms and conditions of the Directors' Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail, a copy of the Directors' Plan. Any such request should be delivered as follows: Secretary, Silicon Valley Research, Inc., 6360 San Ignacio Avenue, San Jose, CA 95119.

SUMMARY OF THE PROVISIONS OF THE PLAN AS AMENDED

     General. The Directors' Plan was adopted by the Board on May 14, 1990 and was approved by the Company's shareholders July 10, 1990. As adopted, a total of 75,000 shares of Common Stock were reserved for issuance under the Directors' Plan. To the extent that any outstanding option under the Directors' Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised become available for future grants under the Directors' Plan. The Board and the shareholders have amended the Directors' Plan from time to time in order to increase the number of shares issuable thereunder and to modify the provisions regarding the grant of nonqualified stock options to nonemployee directors pursuant to the Directors' Plan. A total of 125,000 shares have been reserved for issuance under the Directors' Plan and as of July 15, 1997, there were approximately 12,000 shares available for future grants under the Directors' Plan (without taking into account the proposed share reserve increase).

     On June 6, 1997, the Board amended the Directors' Plan, subject to shareholder approval, to increase the number of shares issuable thereunder from 125,000 to 225,000.

     Administration. The Directors' Plan is administered by the Board or a duly appointed committee of the Board. However, under the Directors' Plan, as amended, the Board or the committee has no discretion to select the non-employee directors of the Company who are granted options under the Directors' Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options, except in the sense of administering the Directors' Plan subject to its provisions. The Board or committee is authorized to interpret the Directors' Plan and options granted under the Directors' Plan, and all such determinations of the Board or committee will be final and binding on all persons having an interest in the Directors' Plan or any option.

     Eligibility. The Directors' Plan provides for the automatic grant of stock options (as discussed below) to directors of the Company who are not, at the time of option grant, employees of the Company or of any parent or subsidiary corporation of the Company (the "Outside Directors"). As of July 15, 1997, options to purchase 103,000 shares were outstanding under the Directors' Plan, with exercise prices ranging from $0.875 to $8.25, a weighted average exercise price of $3.7048, and expiration dates ranging from January 24, 2001 to April 1, 2007. As of July 15, 1997, four Outside Directors were eligible to participate in the Directors' Plan.

     Automatic Grant of Options. In order to establish levels of automatic grants to attract and retain qualified Outside Directors to contribute to the long-term success of the Company, the Board amended the Directors' Plan effective January 23, 1995 (the "Effective Date") to provide that each Outside Director who is initially elected or appointed to the Board after the Effective Date will automatically be granted an option to purchase 15,000 shares of the Company's Common Stock on the day immediately following such initial election or appointment; provided, however, that for Outside Directors who own 1% or more of the total combined voting power of the Company ("Investor Directors"), the option will be for 10,000 shares (the "Initial Option"). The Board amended the Directors' Plan to provide that the size of the Initial Option for each Outside Director (who is not an Investor Director) elected after September 19, 1996 will be 20,000 shares. In addition, the Board amended the Directors' Plan to provide that each Outside Director (who is not an Investor Director) who received an Initial Option prior to June 20, 1996 will receive an additional grant of 5,000 shares pursuant to the Directors' Plan, effective as of September 19, 1996, provided that he was serving as an Outside Director as of the date as such. To provide options of the same size to the Outside Directors serving on the Board on the Effective Date, each Outside Director then holding office was automatically granted an option to purchase 15,000 shares of the Company's Common Stock (10,000 shares for an Investor Director), less the number of shares subject to options granted to such Outside Director under the Directors' Plan prior to the Effective Date. The Directors' Plan also provides for the automatic grant of an option to purchase 1,500 shares of the Company's Common Stock to each Outside Director on April 1, 1995 and each anniversary thereof; provided, however, that the size of such option will be 1,000 shares for Investor Directors (the "Annual Option"). The Board has amended the Directors' Plan to provide that the size of the Annual Option for each Outside Director (who is not an Investor Director) granted after September 19, 1996 will be 3,000 shares. In addition, the Board has amended the Directors' Plan to provide that each Outside Director (who is not an Investor Director) who received an Annual Option prior to June 20, 1996 will receive an additional grant of 1,500 shares pursuant to the Directors' Plan provided that he is serving as an Outside Director as of September 19, 1996. These amendments were approved by the Board on May 15, 1996 and by the Shareholders on September 19, 1996. In addition, the Directors' Plan provided for the grant of an option on February 11, 1997 to each Outside Director who was serving as a member of the Audit Committee of the Board on such date. Each option was for 10,000 shares (reduced by the number of shares subject to any other options granted outside of the Directors' Plan to the Outside Director on such date).

     Terms and Conditions of Options. The exercise price of any option granted under the Directors' Plan must equal the fair market value, as determined pursuant to the Directors' Plan, of a share of the Company's Common Stock on the date of grant. As of July 15, 1997, the closing price of the Company's Common Stock was $0.8125. Each option granted under the Directors' Plan is evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors' Plan. No option is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee ceases to be a director of the Company or in the event of a Transfer of Control of the Company, as discussed below. One-fourth of the shares subject to an option granted under the Directors' Plan generally become vested and exercisable one year after the date of grant and the remaining shares vest in equal monthly installments over a three-year period thereafter.

     Shares subject to an option granted under the Directors' Plan may be purchased for cash, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee or the optionee's guardian or legal representative. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

     Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the shareholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company, (ii) a merger in which the Company is a party, or
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company. A Transfer of Control will also occur in the event of a liquidation or dissolution of the Company. In the event of a Transfer of Control of the Company, all shares subject to options outstanding under the Directors' Plan will become immediately exercisable and fully vested as of the date 10 days prior to such event. In addition, the Board may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. Any options which are neither assumed or substituted for by the Acquiring Corporation, nor exercised as of the date of the Transfer of Control, will terminate effective as of such date.

     Termination or Amendment. All options must be granted, if at all, within 10 years from May 14, 1990, the date the Directors' Plan was initially adopted by the Board. The Board or committee may terminate or amend the Directors' Plan at any time, but, without shareholder approval, the Board may not amend the Directors' Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or expand the class of persons eligible to receive options.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS' PLAN

     The federal income tax consequences of the options granted under the Directors' Plan are the same as the federal income tax consequences described for nonqualified stock options granted pursuant to the 1988 Plan set forth above.

PROPOSED AMENDMENTS

     The amendment to the 1990 Directors' Stock Option Plan, if approved by the required vote of the shareholders of the Company at the Meeting, will increase the number of shares of the Company's Common Stock that may be issued under the Directors' Plan from 125,000 to 225,000.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received at the Company's principal office not later than May 7, 1998, and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the accompanying notice. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors

                                          /s/ Robert R. Anderson
                                          Robert R. Anderson
                                          Chairman

Dated July 29, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                         SILICON VALLEY RESEARCH, INC.

                         Annual Meeting of Shareholders

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert R. Anderson or Laurence G. Colegate, Jr., or either of them, as proxies, with full power of substitution, to vote all shares of Silicon Valley Research, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at our corporate headquarters, located at 6360 San Ignacio Avenue, San Jose, California 95119, on Thursday, September 4, 1997, at
9:00 a.m. Pacific Daylight Time, and at any adjournment thereof, hereby ratifying all that said proxy or his substitute may do by virtue hereof, and the undersigned authorizes and instructs said proxy to vote as follows:

                                                                   SEE REVERSE
                                                                       SIDE

/X/  Please mark your
     votes as this
     example

                 FOR   WITHHELD                                                                              FOR   AGAINST   ABSTAIN
1. Election of   / /     / /     New Issues: Robert R. Anderson         2. To approve an amendment to the    / /     / /       / /
   Directors                                 Benjamin Huberman             Company's Amended and Restated
                                             Roy L. Rogers                 Articles of Incorporation to
                                             Thomas A. Sherby              increase the number of shares of
                                                                           Common Stock authorized from
                                                                           25,000,000 to 40,000,000

                                                                        3. To approve an amendment to        / /     / /       / /
                                                                           extend the term of the
                                                                           Company's 1988 Stock Option
                                                                           Plan and increase the number
                                                                           of shares authorized to be
                                                                           issued thereunder from
                                                                           2,745,976 to 3,745,976

                                                                        4. To approve an amendment to      / /    / /       / /
                                                                           the Company's Directors' Stock
                                                                           Option Plan that increases
                                                                           the number of shares authorized
                                                                           to be issued thereunder from
                                                                           125,000 to 225,000.

                                                                        5. To transact such other matters as may properly come
                                                                           before the meeting or any adjournment thereof

SIGNATURE(S)                                                        Dated            , 1997
            -------------------------------------------------------      ------------

*NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
       When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.